Exhibit 3.1
ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EQUIFAX INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), Equifax Inc., a Georgia corporation, hereby submits the following Articles of Amendment.

I.

The name of the corporation is Equifax Inc. (the “Corporation”).

II.

The Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) are amended as follows (the “Amendments”):

a.The first four sentences of Section 2 of Article (IV)(a) shall be deleted.

b.Section 3 of Article IV(a) shall be deleted and replaced with the following:

“Directors shall be elected annually for terms expiring at the next Annual Meeting of Shareholders.”

c.Article IV(c) shall be deleted and Article IV(d) shall be renumbered accordingly.

III.

The Amendments were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the GBCC by the Board of Directors of the Corporation on December 30, 2024 and by the shareholders of the Corporation on May 8, 2025.

IV.

These Articles of Amendment shall be effective at the time and on the date they are filed with the Secretary of State of the State of Georgia.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this 15th day of May, 2025.

EQUIFAX INC.

By: /s/ Julia A. Houston
Name:    Julia A. Houston
Title:    Executive Vice President and
    Chief Legal Officer